Exhibit 10.15

Prepared August 31,2007

© 2007 Clark

Consulting

This document is provided to assist your legal counsel in documenting your specific arrangement. The laws of the various states may differ considerably, and this specimen is for general information only. It is not a form to be signed, nor is it to be construed as legal advice. Failure to accurately document your arrangement could result in significant losses, whether from claims of those participating in the arrangement, from the heirs and beneficiaries of participants, or from regulatory agencies such as the Internal Revenue Service, the Department of Labor, or bank examiners. License is hereby granted to your legal counsel to use these materials in documenting solely your arrangement.

In general, if your bank is subject to SEC regulation, implementation of this or any other executive or director compensation program may trigger rules requiring certain disclosures on Form 8-K within four days of implementing the program. Consult with your SEC attorney, if applicable, to determine your responsibilities under the disclosure rules.

IMPORTANT NOTICE ON CODE SECTION 409A COMPLIANCE

It is critical that you consult with your legal and tax advisors to determine the impact of Internal Revenue Code Section 409A to your particular situation. On April 10, 2007 the Treasury Department issued final regulations implementing the requirements of Section 409A which apply to nonqualified deferred compensation arrangements. Documentary compliance with Section 409 A is required by December 31, 2007. The regulations win be effective on January 1, 2008.

BankFIRST

Split Dollar Agreement

SECOND AMENDMENT

TO THE

BANKFIRST

SPLIT DOLLAR AGREEMENT

DATED JANUARY 4, 2002

AND AMENDED MARCH 18, 2002

FOR

THOMAS P. ABELMANN

THIS SECOND AMENDMENT is adopted this 27 day of September , 2007, by and between BankFIRST, a state-chartered commercial bank located in Winter Park, Florida (the “Company”), and Thomas P Abelmann (the “Executive”),

The Company and the Executive executed the Split Dollar Agreement on January 4, 2002, and executed a First Amendment on March 18, 2002 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

Section l .1 of page 1 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1	“Change of Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Section 409A of the Code and regulations thereunder

Section 1.1 of page 2 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1	“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company, Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the plan administrator, the Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.

BankFIRST

Split Dollar Agreement

Section 1.6 of the Agreement shall be deleted in its entirety and replaced by the following:

1.6	“Termination of Employment” means termination of the Executive’s employment with the Company for reasons other than death. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Executive has been providing services to the Company less than thirty- six (36) months).

The following Section 3.3 of the Agreement shall be deleted in its entirety and replaced by the following:

3.3	Cash Payment. If Termination of Employment occurs on or after the Normal Retirement Age, the Company shall thereafter annually pay to the Executive an amount equal to the income tax on the current term rate imputed to the Executive, grossed up for the income taxes attributable to the reimbursement, until the death of the Executive. In calculating the cash payments due from the Company, the Company shall use the Executive’s highest actual marginal income tax bracket for the calendar year immediately preceding the payment to the Executive.

The following Article 9 shall be added to the Agreement immediately following Section 8.8:

Article 9

Compliance with Code Section 409A

9.1	Definition of Specified Employee. For purposes of this Article 9, the term “Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

BankFIRST

Split Dollar Agreement

9.2	Restriction on Timing of Distributions to Specified Employees. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 9.2 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to a Termination of Employment are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Termination of Employment. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

9.3	Timing of Payments. Any amounts paid to the Executive pursuant to Section Lf prior to Termination of Employment shall be paid within two and one-half (2 1/2) months following the end of the prior year and shall be treated as short-term deferrals under Code Section 409A. Amounts paid to the Executive pursuant to Section 3.3 after Termination of Employment, may be paid at any point during the calendar year following the year to which the payment relates.

9.4	Change in Form or Timing of Distributions. All changes in the form or timing of the amounts paid to the Executive pursuant to Section 3.3 must comply with the restrictions on changes to payments contained in Code Section 409A and the regulations promulgated thereunder.

9.5	Compliance with Code Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS OF THE ABOVE, the Company and the Executive hereby consent to this Second Amendment.

Executive	BankFIRST

/s/ Thomas Abelmann	By	/s/Carol Meyer
Thomas P. Abelmann	Title	VP/Director of Human Resources